Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 1, 2024

NACCO INDUSTRIES
ANNOUNCES FIRST QUARTER 2024 RESULTS

Consolidated Q1 2024 Highlights:
•Consolidated operating profit of $4.8 million increased 162% over Q1 2023
•Consolidated income before taxes of $5.6 million up 28% from Q1 2023
•Income tax expense compared with income tax benefit in Q1 2023 due to shift in mix of earnings
•Consolidated net income of $4.6 million, or $0.61/share versus $5.7 million, or $0.76/share, in Q1 2023
•EBITDA of $11.2 million up 4% from Q1 2023

Cleveland, Ohio, Wednesday, May 1, 2024 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months ended March 31, 2024. Comparisons in this news release are to the three months ended March 31, 2023, unless otherwise noted.

	Three Months Ended
($ in thousands, except per share amounts)	3/31/2024	3/31/2023	% Change
Operating Profit	$4,757	$1,814	162.2%
Income before taxes	$5,573	$4,368	27.6%
Income tax provision (benefit)	$1,003	$(1,324)	n.m.
Net Income	$4,570	$5,692	(19.7)%
Diluted Earnings/share	$0.61	$0.76	(19.7)%
EBITDA*	$11,249	$10,777	4.4%
*Non-GAAP financial measures are defined and reconciled on pages 8 and 9.

The substantial increase in the Company's 2024 first-quarter operating profit was primarily due to a significant improvement in earnings at the Minerals Management and North American Mining segments. While operating profit improved, net income decreased due to higher income tax expense, attributable to a shift in the mix of earnings and lower other income.
At March 31, 2024, the Company had consolidated cash of $61.8 million and total debt of $49.9 million with availability of $100.4 million under its $150.0 million revolving credit facility. During the three months ended March 31, 2024, the Company repurchased approximately 128,000 shares for $4.3 million under an existing share repurchase program. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify. These initiatives are discussed further in the Long-Term Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

	2024	2023
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,480	6,192
Consolidated operations	455	711
Total deliveries	5,935	6,903

	2024	2023
	(in thousands)
Revenues	$15,545	$20,653
Earnings of unconsolidated operations	$12,007	$12,466
Operating expenses(1)	$7,026	$6,928
Operating profit (loss)	$(417)	$313
Segment Adjusted EBITDA(2)	$1,797	$4,553
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

First-quarter 2024 revenues decreased primarily due to fewer tons delivered at Mississippi Lignite Mining Company. Customer requirements at Mississippi Lignite Mining Company declined as the power plant served by the mine has been operating with only one of its two boilers since December 2023. Repairs to the affected boiler are expected to be completed during the second half of 2024.
While revenues decreased, the decline in Coal Mining operating results was mainly due to lower earnings of unconsolidated operations. The decrease in earnings of unconsolidated operations was primarily attributable to reduced customer requirements at Coteau.

Coal Mining Outlook
In 2024, the Company expects overall coal deliveries to increase modestly from 2023 levels primarily due to anticipated higher deliveries at Coteau and Falkirk. These improvements are expected to be partly offset by reduced deliveries at Mississippi Lignite Mining Company, due to an ongoing boiler issue, and the cessation of coal deliveries at the Company's Sabine Mine in April 2023.
Strong operating profit compared with a significant 2023 operating loss, which included a $60.8 million impairment charge, and substantially higher Segment Adjusted EBITDA are expected in 2024. These anticipated increases are primarily due to an expected improvement in results at Mississippi Lignite Mining Company and higher earnings at Falkirk and Coteau in the second half of 2024.
Mississippi Lignite Mining Company expects to incur a loss in 2024, albeit significantly less than in 2023, mainly as a result of fewer tons delivered. While total production costs at Mississippi Lignite Mining Company are anticipated to decrease substantially from 2023 levels, they are expected to remain above historical levels throughout 2024 until deliveries return to normal and a pit extension is completed later this year. In addition, the effect of the impairment charge taken in 2023 will result in lower depreciation and amortization expense and contribute to the lower production costs.
An anticipated increase in 2024 earnings at the unconsolidated coal mining operations is driven primarily by an expectation for increased deliveries at Coteau and Falkirk, as well as a higher per ton management fee at Falkirk beginning in June 2024 when temporary price concessions end.
2024 capital expenditures are expected to total approximately $13 million.

North American Mining Results

	2024	2023
	(in thousands)
Tons delivered	15,173	14,829

	2024	2023
	(in thousands)
Revenues	$24,483	$20,633
Operating profit	$2,355	$830
Segment Adjusted EBITDA(1)	$4,611	$2,716
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

North American Mining® revenues grew 19%, operating profit improved 184% and Segment Adjusted EBITDA rose 70% in first-quarter 2024 compared with 2023. These increases were primarily due to favorable pricing and delivery mix, as well as improved margins at the limestone quarries resulting from mutually beneficial contract amendments.

North American Mining Outlook
In 2023, North American Mining executed a 15-year contract to mine phosphate at a quarry in central Florida. Production is expected to commence in the second quarter of 2024 once commissioning of a dragline is complete. The business also amended and extended existing limestone contracts in late 2023 that contain mutually advantageous contract terms and expanded the scope of work with another customer. As a result of these new and modified contracts, as well as improvements at existing operations, North American Mining expects substantial quarterly growth in operating profit and Segment Adjusted EBITDA in each remaining 2024 quarter, leading to significantly improved full-year results over 2023.
Sawtooth Mining has exclusive responsibility for mining and mine closure services at Thacker Pass, including mine design, construction, operation and maintenance. Thacker Pass is owned by Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Thacker Pass will supply all of Lithium Americas' lithium-bearing ore requirements. In March 2023, Lithium Americas commenced construction at Thacker Pass. With construction underway, Sawtooth acquired mining equipment totaling $23.3 million in 2023. These capital expenditures will be reimbursed by Lithium Americas over a five-year period, and Sawtooth will recognize the associated revenue over the estimated useful life of the asset. Sawtooth will be reimbursed for all costs of mining and mine closure and will recognize a contractually agreed upon production fee. The Company expects to continue to recognize moderate income prior to the commencement of Phase 1 lithium production, estimated to begin in 2027/2028.
In 2024, capital expenditures are expected to be approximately $33 million. These expenditures are primarily for the acquisition of draglines and dragline parts, as well as other equipment to support existing contracts and the new and modified contracts previously discussed.

Minerals Management Results

	2024	2023
	(in thousands)
Revenues	$10,401	$8,285
Operating profit	$7,930	$6,044
Segment Adjusted EBITDA(1)	$8,923	$6,855
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Minerals Management revenue, operating profit and Segment Adjusted EBITDA increased significantly over the 2023 first quarter due to higher production volumes by third-party lessees.

Minerals Management Outlook
The Minerals Management segment derives income primarily from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available. Changing prices of natural gas and oil could have a significant impact on Minerals Management’s operating profit.
In December 2023, Minerals Management completed a significant acquisition of mineral interests within the Midland Basin, the eastern sub-basin of the oil-rich Permian Basin, which included 43.4 thousand gross acres and 2.5 thousand net royalty acres. This acquisition is expected to continue to be accretive to 2024 earnings and provide opportunities for longer-term growth.
In 2024, operating profit and Segment Adjusted EBITDA are expected to decrease moderately compared with the prior year, excluding the 2023 impairment charge of $5.1 million. Lower operating expenses are expected to partially offset the anticipated profit decline. The forecasted reduction in profitability is primarily driven by current market expectations for natural gas and oil market prices, as well as development and production assumptions on currently owned reserves.
Development of additional wells on existing interests in excess of current expectations, or acquisitions of additional interests, could be accretive to future results.
In 2024, Minerals Management is targeting additional investments of up to $20 million. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Mitigation Resources of North America Outlook
Mitigation Resources of North America® continues to build on the substantial foundation it has established over the past several years. Mitigation Resources currently has ten mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama, Texas, Florida and Pennsylvania. In addition, Mitigation Resources is providing ecological restoration services for abandoned surface mines, as well as pursuing additional environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas. Mitigation Resources anticipates expanding its business in 2024, with a focus on generating a modest operating profit by 2025 and achieving sustainable profitability in future years.

Consolidated Outlook
Overall, the Company expects to generate net income in 2024 compared with the substantial 2023 consolidated net loss, which included a $65.9 million impairment charge. Adjusted EBITDA is also expected to increase significantly over 2023. These improvements are primarily due to anticipated increased profitability at the Coal Mining segment from improved results at Mississippi Lignite Mining Company, Falkirk and Coteau. The effect of North American Mining's growth and profit improvement initiatives are also expected to contribute to improved 2024 results. Additional contracts for North American Mining or Mitigation Resources, or the acquisition of additional mineral interests at Minerals Management could be accretive to the current forecast.
The Company is taking steps to terminate its defined benefit pension plan in 2024. In connection with this action, NACCO is anticipating a non-cash settlement charge in the second half of the year, which is expected to partly offset the improved 2024 operating results.
Consolidated capital expenditures are expected to total approximately $76 million in 2024. In 2024, cash flow before financing activities is expected to be a moderate use of cash.

Long-term Growth and Diversification
Management is focused on transforming NACCO into a broad-based natural resources company and is optimistic about the Company's long-term business outlook. NACCO's businesses provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and chemicals. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. The Company believes its businesses have competitive advantages that provide value to customers and create long-term value for stockholders. The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Opportunities for growth remain strong. Acquisitions of additional mineral interests and improvements in the outlook for Coal Mining segment customers, as well as new contracts at Mitigation Resources and North American Mining should be accretive to the Company's outlook.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that delivers near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as it matures. This business model has the potential to deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development as these costs are borne entirely by third-party exploration and development companies that lease the minerals.
North American Mining is focused on continuing to evaluate new business opportunities and drive profitable growth in line with refined strategic objectives. After pausing on business development in early 2023, North American Mining has better identified how to enhance operational excellence, where to focus and scale, and how to drive profitable growth. New contracts and contract extensions are central to the business' organic growth strategy, and the Company expects North American Mining to be a substantial contributor to operating profit over time.
Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits, provides services to those engaged in permittee-responsible mitigation and provides other environmental restoration services. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Company believes that Mitigation Resources can provide solid rates of return on capital employed as this business matures.
NACCO also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices, weather and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal should be an essential part of the energy mix in the United States for the foreseeable future.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. The Company is working to utilize these skills through development of utility-scale solar projects on reclaimed mining properties. Reclaimed mining properties offer large tracts of land that could be well-suited for solar and other energy-related projects. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects. In 2023, NACCO formed ReGen Resources to pursue such projects, including the development of a solar farm on reclaimed land at Mississippi Lignite Mining Company.
NACCO is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. The Company believes strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, May 2, 2024 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (877) 550-1875 (North America Toll Free) or (848) 488-9180 (International), Conference ID: 9435, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through May 9, 2024. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure or extended project development delay, (3) regulatory actions, including the United States Environmental Protection Agency's 2023 proposed rules relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (6) changes in development plans by third-party lessees of the Company's mineral interests, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing and U.S. export of natural gas; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (8) failure to obtain adequate insurance coverages at reasonable rates, (9) supply chain disruptions, including price increases and shortages of parts and materials, (10) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (11) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (12) impairment charges, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2024	2023
	(In thousands, except per share data)
Revenues	$53,289	$50,141
Cost of sales	46,271	46,784
Gross profit	7,018	3,357
Earnings of unconsolidated operations	13,307	13,824
Operating expenses
Selling, general and administrative expenses	15,453	14,876
Amortization of intangible assets	126	727
Gain on sale of assets	(11)	(236)
	15,568	15,367
Operating profit	4,757	1,814
Other (income) expense
Interest expense	1,111	545
Interest income	(1,127)	(1,155)
Closed mine obligations	455	409
Gain on equity securities	(1,041)	(628)
Other, net	(214)	(1,725)
	(816)	(2,554)
Income before income tax provision (benefit)	5,573	4,368
Income tax provision (benefit)	1,003	(1,324)
Net income	$4,570	$5,692

Earnings per share:
Basic earnings per share	$0.61	$0.77
Diluted earnings per share	$0.61	$0.76

Basic weighted average shares outstanding	7,452	7,428
Diluted weighted average shares outstanding	7,515	7,515

EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED
	MARCH 31
	2024	2023
	(in thousands)
Net income	$4,570	$5,692
Income tax provision (benefit)	1,003	(1,324)
Interest expense	1,111	545
Interest income	(1,127)	(1,155)
Depreciation, depletion and amortization expense	5,692	7,019
Consolidated EBITDA*	$11,249	$10,777
*EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines EBITDA as net income (loss) before income taxes, net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended March 31, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$15,545	$24,483	$10,401	$3,262	$(402)	$53,289
Cost of sales	20,943	21,671	1,364	2,712	(419)	46,271
Gross profit (loss)	(5,398)	2,812	9,037	550	17	7,018
Earnings of unconsolidated operations	12,007	1,365	(65)	—	—	13,307
Operating expenses*	7,026	1,822	1,042	5,678	—	15,568
Operating profit (loss)	$(417)	$2,355	$7,930	$(5,128)	$17	$4,757
Segment Adjusted EBITDA**
Operating profit (loss)	$(417)	$2,355	$7,930	$(5,128)	$17	$4,757
Depreciation, depletion and amortization	2,214	2,256	993	229	—	5,692
Segment Adjusted EBITDA**	$1,797	$4,611	$8,923	$(4,899)	$17	$10,449

	Three Months Ended March 31, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,653	$20,633	$8,285	$1,191	$(621)	$50,141
Cost of sales	25,878	19,241	1,052	1,214	(601)	46,784
Gross profit (loss)	(5,225)	1,392	7,233	(23)	(20)	3,357
Earnings of unconsolidated operations	12,466	1,358	—	—	—	13,824
Operating expenses*	6,928	1,920	1,189	5,330	—	15,367
Operating profit (loss)	$313	$830	$6,044	$(5,353)	$(20)	$1,814
Segment Adjusted EBITDA**
Operating profit (loss)	$313	$830	$6,044	$(5,353)	$(20)	$1,814
Depreciation, depletion and amortization	4,240	1,886	811	82	—	7,019
Segment Adjusted EBITDA**	$4,553	$2,716	$6,855	$(5,271)	$(20)	$8,833
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) plus depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.